Pretium Credit Management, LLC (“PCM”) f/k/a/ Valcour Capital Management LLC

CODE OF ETHICS
February 1, 2018

Code of Ethics

1.1	Statement of General Policy

This Code of Ethics (“Code”) has been adopted by PCM as required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940, as amended (Investment Company Act) to prevent violations of this Code.

The Code is designed to ensure that high ethical standards are followed by all supervised persons. The purpose of the Code is to preclude activities which may lead to, or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of PCM is a direct reflection of the conduct of each supervised person.

Please be aware that the provisions of the Code are not all-inclusive. Rather, the Code is intended to guide supervised persons in their conduct. In those situations where a supervised person may be uncertain as to the intent or purpose of the Code, he or she is encouraged to consult with the Chief Compliance Officer (“CCO”). The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear to the Chief Compliance Officer that the interests of PCM’s clients will not be adversely affected or compromised. All potential or actual conflicts of interest arising in connection with personal securities trading should be resolved in favor of the client even if at the expense of the supervised person.

PCM has a fiduciary duty to its clients that requires that PCM and all individuals associated with PCM place client’ interests before their own. The Code is based on the fundamental principles of openness, integrity, honesty, professionalism, and trust. As such, any PCM employee must not:

a)	Employ any device, scheme or artifice to defraud the Reportable Funds or PCM’s clients;

b)
Make any untrue statement of a material fact to the Reportable Funds or PCM’s clients or omit to state a material fact necessary in order to make the statements made to the Reportable Funds or PCM’s clients, in light of the circumstances under which they are made, not misleading;

c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Reportable Funds or PCM’s clients; or

d)	Engage in any manipulative practice with respect to the Reportable Funds or PCM’s clients.

PCM requires that all of its personnel adhere to the Code and applicable laws as a basic condition of employment at PCM. All personnel are required to promptly report any violations, or potential or suspected violations, of the Code to the Chief Compliance Officer. If you have any questions about the propriety of any activity, you should consult with the Chief Compliance Officer.

Definitions

All terms defined by reference to Rule 204A-1 under the Advisers Act shall have the same meaning as they have in the Advisers Act and shall evolve as directed or modified by the SEC or its staff.

For purposes of this Code, the terms listed below shall have the following meanings:

1)
Access person is a supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The primary business of PCM is providing investment advice, and as a result, all employees, officers and other persons housed on the premises of PCM are considered access persons. The Chief Compliance Officer shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Access Person.

2)
Account means the accounts of any access person and includes the accounts of the access person’s immediate family members and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts, or other accounts in which the access person has a beneficial interest or exercises investment discretion in each case excluding Non-Discretionary Accounts (as defined below).

3)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

4)
Beneficial ownership means a direct or indirect “pecuniary interest” (as defined under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security.

5)
Family member means any relative by blood or marriage living in the access person’s household or supported by the access person, as well as significant others cohabiting in the access person’s household.

6)
Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

7)	Front running is the illegal practice of a party placing orders on a security for its own account while taking advantage of advance knowledge of pending orders.
8)	Fund means an investment company registered under the Investment Company Act of 1940.
9)
Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

10)
Non-Discretionary Account means any personal trading or other account for which there has been a complete delegation of investment discretion, through written authorization, to a third party. The employee or other person(s) named in the account title cannot exercise any investment discretion in the purchase or sale of securities in such an account.

11)	Non-Reportable Security means any security that does not constitute a Reportable Security (as defined herein).

12)
Private or limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or 77d(6) or Rules 504, 505, or 506. It does not, however, include an offering for residential property for personal use (e.g., cooperatives).

13)	Purchase or sale of a security shall include the writing of an option to purchase or sell a security.
14)
“Reportable Fund” means (i) any fund for which PCM serves as investment adviser or sub-adviser or (ii) any fund whose investment adviser or principal underwriter controls PCM, is controlled by PCM, or is under common control with PCM.  Reportable Funds are also considered Reportable Securities.

15)	Reportable security generally means any interest of ownership or indebtedness or option to buy or sell the same as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:
a)	Transactions and holdings in direct obligations of the Government of the United States;
b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c)	Shares issued by money market funds;
d)	Transactions and holdings in shares of other types of open-end registered mutual funds, unless PCM or a control affiliate acts as the investment adviser or principal underwriter for the Fund; and
e)
Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in open-end registered mutual funds, unless PCM or a control affiliate, acts as the investment adviser or principal underwriter for the Fund.

For the avoidance of doubt, Ziegler Floating Rate Fund is sub-advised by PCM; accordingly, the stock tickers for this mutual fund (ZFLAX, ZFLCX and ZFLIX) are deemed Reportable Securities.
16)
Rumor mongering means spreading information designed to manipulate financial markets and generate interest in a particular security or securities. Rumor mongering is not appropriate for supervised persons of a registered investment adviser as spreading false rumors is a violation of the federal securities laws.

17)
Supervised person means the officers of PCM, or other persons occupying a similar status or performing similar functions; employees of PCM; and any other person who provides investment advice to, or on behalf of PCM and is subject to PCM’s direct control.

18)	Chief Compliance Officer or CCO shall refer to George Marshman.

1.2	Standards of Business Conduct

PCM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in PCM and its supervised persons is something we value and endeavor to protect. The following Standards of Business Conduct sets forth principals to achieve these goals.

The Code is based upon the principle that PCM and its supervised persons owe a fiduciary duty to PCM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position at PCM, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. Examples of conduct that all supervised persons are mandated to avoid include, but are not limited to, front-running and rumor mongering (See Definitions above).

All information about PCM’s clients is confidential. Information may only be disclosed when it is consistent with PCM’s policy and/or the client’s direction. Accordingly, except as required in the normal course of carrying out business responsibilities, supervised persons are prohibited from revealing information relating to the investment intentions or activities of any client, or securities that are being considered for purchase or sale for any client. The requirement of confidentiality remains in effect even after the supervised person has terminated his or her employment with PCM.

Pursuant to Section 206 of the Advisers Act, both PCM and its supervised persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. All supervised persons must comply with applicable federal securities laws. Compliance with this section involves more than acting with honesty and good faith alone. It means PCM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

PCM and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where PCM is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, PCM expects every supervised person to demonstrate the highest standards of ethical conduct as a condition for continued employment with PCM. Strict compliance with the provisions of the Code is a basic condition of employment with PCM. PCM’s reputation for fair and honest dealing has taken considerable time to build. This standing could be seriously damaged as the result of even one securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Supervised persons are urged to seek the advice of the Chief Compliance Officer for any questions about the Code, or about the application of the Code to their individual circumstances. Supervised persons should also understand that a material breach of any provision of the Code may constitute grounds for disciplinary action, including immediate termination of employment with PCM.

Service as a Director and Outside Business Activities

No supervised person shall serve (i) on the board of directors of any publicly traded company or (ii) engage in any other outside business activities (excluding civic or charitable organizations), in each case without obtaining prior written authorization from the Chief Compliance Officer based upon a determination by the Chief Compliance Officer that such board or other service would not negatively impact, in any way, the interests of PCM’s clients. Where board or other service is approved, PCM shall implement a “Chinese Wall” or other appropriate procedure (including permanently placing the security of the company in which a supervised person serves as a member of the board on a restricted list) in order to isolate such person from making decisions relating to the company’s securities.

Entertainment and Gifts

Supervised persons must obtain written pre-clearance from the Chief Compliance Officer prior to:
1.	accepting any business-related gift, or invitation to attend an entertainment event, that has a value in excess of $200;
2.	providing any business-related gift or entertainment to any single recipient that has a value in excess of $200; or

3.	providing any business-related gift or entertainment to any recipient employed by a government agency, regardless of amount.

Supervised persons may attend business meals, sporting events, and other entertainment events at the expense of a giver, as long as the expense is reasonable and not lavish or extravagant in nature. When attending events mentioned above with the giver, the expense is considered entertainment. While there is no prohibited dollar amount for entertainment, you must be circumspect in the event(s) you are attending and the amounts that are being spent on your behalf.
When attending events mentioned above without the giver, the expense is considered a gift. All supervised persons must file an annual Gift Reporting Form certifying whether any gifts were received.

If you receive a gift that exceeds $200, you must report it immediately to the Chief Compliance Officer. The gift may need to be returned to the giver. Cash or cash equivalents may not be given or accepted as a gift from a client, prospective client, or any entity that does business with or on behalf of PCM under any circumstances.

Gifts received in the name of the firm (year-end food baskets, for example) and shared among supervised persons are exempted from the pre-clearance and reporting requirements. Additionally, supervised persons whose regular responsibilities with respect to PCM involve frequent business-related entertainment (such as investor relations personnel) are not required to obtain written approval from the Chief Compliance Officer prior to providing or accepting an invitation to attend an entertainment event that is, in their good faith judgement, within the ordinary course of their business; provided, however, that all non-ordinary course entertainment and entertainment from or for the benefit of government employees remains subject to the pre-clearance requirements.

Prohibition against Insider Trading

Trading the securities of a company while in possession of material, nonpublic information regarding such company, or improperly communicating that information to others, may expose PCM and its supervised persons to stringent penalties. Criminal sanctions may include substantial fines and lengthy imprisonment. In addition, the SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty, and/or issue an order permanently barring the offender from practicing or participating in the securities industry, under any capacity. Finally, PCM and its supervised persons may be sued by investors seeking to recover damages for insider trading violations.

The law regarding insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in the Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. As such, you must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of the Code provisions relating to insider trading has occurred or is about to occur.

General Policy

No access person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by PCM), in a security while in the possession of material, nonpublic information relating to that security, nor may they communicate material, nonpublic information to others in violation of the law.

1)	What is Material Information?

Information is considered material where the disclosure of the information would be viewed by a reasonable investor as having significantly altered the ‘total mix’ of information available. Generally, this includes any information the disclosure of which will have a measurable effect on the price of a company’s securities. No simple test exists to determine when information is deemed to be material; assessments of materiality involve a highly fact-specific inquiry. You should direct any questions about whether information is material to the Chief Compliance Officer.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but conceivably to PCM’s securities recommendations and client securities holdings and transactions as well.

2)	What is Nonpublic Information?

Information is “nonpublic” when it has not been disseminated broadly to the general public.

3)	Identifying Inside Information

Before executing any trade for yourself or others, including client accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you must take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by PCM.
•	Do not communicate the information to anyone inside or outside PCM, other than to the Chief Compliance Officer.
•	After the Chief Compliance Officer has reviewed the issue, PCM will determine whether the information is material and nonpublic and, if so, what action PCM will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and PCM.

4)	Contacts with Public Companies

In the process of examining investment opportunities, public companies may be contacted and difficult legal issues may arise when, in the course of these contacts, a supervised person or other person subject to the Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, PCM must make a judgment as to its further conduct. To protect yourself, our clients and PCM, you must contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information during the course of your contact with public companies or their representatives.

5)	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6)	Restricted/Watch Lists

Although PCM does not typically receive material non-public information from or relating to an issuer of public-traded securities, if it receives such information, PCM will create or add the issuer and/or its securities to the Restricted List. Additionally, the Chief Compliance Officer may determine that it is appropriate for PCM to add other issuers and/or securities to the Restricted List or Watch List for which PCM does not have any material non-public information. Regardless of the reason why an issuer or security was added to the Restricted List or Watch List, all supervised persons and their family members are prohibited from personally, or on behalf of an advisory client account, purchasing or selling any securities (i) during any period that they or their issuer is listed on the Restricted List or (ii) without prior written authorization from the Chief Compliance Officer during any period that they or their issuer is listed on the Watch List.

The Chief Compliance Officer may place certain securities on a restricted list. Securities issued by companies about which access persons have material, nonpublic information should be placed on a restricted list. All access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on a restricted list.

Knowledge that an issuer or a security is included on PCM’s Restricted List or Watch List may, in and of itself, be deemed to be material non-public information and therefore those lists must be maintained by supervised persons in strict confidence.

To ensure adherence to securities trading restrictions, all personal securities transactions by employees or their family members must be pre-cleared with the Chief Compliance Officer, in writing, prior to buying or selling a security.

Personal Securities Transactions

General Policy

PCM has adopted the following principles governing personal investment activities by access persons:
•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Access persons must not take inappropriate advantage of their positions.

Pre-Clearance Requirement for Securities Trading

All trading in Reportable Securities (other than transactions in Non-Discretionary Accounts) requires written pre-clearance from the Chief Compliance Officer and must be submitted prior to buying or selling a security. All trade requests should be sent to the Chief Compliance Officer for approval through Compliance Science, who will either allow or deny the request. Notwithstanding the foregoing, although ETF and index funds are Reportable Securities, employees (and family members thereof) will not be required to pre-clear trades in ETFs and index funds.

All trade requests should be sent to the Chief Compliance Officer for approval through Compliance Science, who will either allow or deny the request. If a trade request is approved, the requesting party will have five (5) days (including the date of approval) to effect a transaction before the approval is no longer valid.

Pre-Clearance for Participation in Initial Public Offerings

An access person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Chief Compliance Officer.
Pre-Clearance Requirement for Limited Offerings

An access person may not acquire any direct or indirect beneficial ownership in any limited offerings without prior written approval of the Chief Compliance Officer.

Securities Reporting Requirements

Initial and Annual Holdings Reports

All access persons of PCM shall file, no later than ten (10) days after they become an access person, an initial holdings report.  Access person means any director or officer of PCM, as well as any person supervised by PCM that has access to information regarding client’ transactions, and any person supervised by PCM that is involved in making securities recommendations to clients or has access to PCM’s nonpublic recommendations. Information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an access person. (e.g., a person who becomes an access person on May 1st must file their initial holdings report by May 11th and the information contained within that report must be current as of March 17th or later.) Furthermore, each calendar year, all access persons of PCM shall file an annual holdings report between January 1st and January 31st of reporting information as of December 31st of the prior calendar year. All holdings reports, whether initial or annual, must contain the following information:

•	The title and type (e.g., equity, bond, ETF, option, private placement) of each reportable security in which the access person has any direct or indirect beneficial ownership interest;10 11
•	The exchange ticker symbol or CUSIP number for the reportable security if one exists;
•	The number of shares of each reportable security held, if applicable;
•	The principal amount of each reportable security held;
•	The name of the broker, dealer or bank that maintains the account in which the reportable security is held, if applicable; and
•	The date the report was submitted.

10 Reportable security means a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by Reportable Funds); and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

11 An access person is deemed to be the direct or indirect beneficial owner of a security when the access person has, or shares a direct or indirect pecuniary interest in the security through any contract, arrangement, understanding, relationship or otherwise. This includes, but is not limited to situations where: 1) the access person serves as the general partner or controls an entity that serves as the general partner of a general or limited partnership and the general partner has a proportionate interest in the partnership’s portfolio securities either as a result of the ability to share in the partnership’s profits or due to ownership of partnership capital; and 2) the access person or an entity under the access persons control serves as the investment adviser to a client’s account and receives a performance-related fee for a period of less than one year, but only for those securities held in the client’s account which comprise more than 10% of the market value of the portfolio. A right to an asset-based investment advisory fee does not represent a pecuniary interest.

Access persons must file an Initial Holdings Report Form or Annual Holdings Report Form in order to satisfy their holdings report obligations to PCM. Bank, brokerage, or investor statements may be attached to an Initial Holdings Report Form or Annual Holdings Report Form in lieu of manually inputting information required by the forms, but any required information missing from such statements (e.g., ticker symbols) must be manually reported on the form. Bank, brokerage, or investor statements cannot be submitted in lieu of an Initial or Annual Holdings Report Form.

The CCO is responsible for ensuring that initial and annual holdings reports are filed by all access persons within the requisite time period. The CCO or his/her designee is also responsible for reviewing such reports to assess whether access persons 1) had any conflicts of interest when participating in investment decisions involving securities the person holds in his/her personal accounts, and 2) are filing accurate quarterly transaction reports.  Evidence of such review will be in the form of either i) the signature of the reviewer and the date of such review on each Initial or Annual Holdings Report form, or ii) a formal memo that documents the review, including the identification of which reports were reviewed and the findings resulting from such review. The CCO will also ensure that all initial and annual holdings reports are maintained onsite for a period of five years from the end of the calendar year in which the report was filed (e.g. an annual holdings report filed on January 31, 2014 will be maintained until January 1, 2020).

Quarterly Transaction Reports

All access persons of PCM shall file, no later than thirty (30) days after the end of each calendar quarter, a transaction report containing the following information:

•	The date of each transaction in a reportable security;
•	The title of the reportable security;
•	The exchange ticker symbol or CUSIP number of the reportable security, if one exists;
•	The interest rate and maturity date of the reportable security, if applicable;
•	The number of shares, if applicable;
•	The principal amount of each reportable security transaction;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the report was submitted.

All access persons of PCM must request and authorize their broker, dealer, mutual fund, and bank custodians to send duplicate account statements and trade confirmations for all securities accounts, over which they have any direct or indirect influence or control and which hold securities for their direct or indirect benefit, to PCM. All access persons are also responsible for ensuring that their broker, dealer, mutual fund or bank has appropriate directions on file to ensure that PCM receives duplicate trade confirmations and statements. So long as PCM continues to receive duplicate trade confirmations and statements, access persons are not required to manually report those transactions on a Quarterly Transaction Report Form. Transactions in securities that are not effected in such accounts (e.g., private placements) must be manually reported on a Quarterly Transaction Report Form. The CCO will notify access persons if duplicate trade confirmations and/or statements are not being received or are no longer being received.

The CCO is responsible for ensuring that quarterly transaction reports are filed by all access persons within the requisite time period. The CCO or his/her designee is also responsible for reviewing such reports. The CCO or his/her designee will review all personal securities transaction reports on a quarterly basis to assess whether the person 1) was in compliance with the Code of Ethics, 2) engaged in any trading patterns that might indicate abuse, and 3) transacted in the same securities as clients, and if so, whether clients appeared to be disadvantaged as a result of the access persons transactions. Evidence of such review will be in the form of either i) the signature of the reviewer and the date of such review on each Quarterly Transaction Report Form or account statement, or ii) a formal memo that documents the review, including the identification of which Quarterly Transaction Report Forms or account statements were reviewed and the findings resulting from such review. The CCO will also ensure that quarterly transaction reports are maintained onsite for a period of five years from the end of the calendar year in which the report was filed.

Certification of Compliance

Initial Certification

PCM is required to provide all supervised persons with a copy of the Code of Ethics. All supervised persons are required to certify in writing, using the Code of Ethics Acknowledgement Form, that they have (i) received a copy of the Code of Ethics, (ii) read and understand all provisions of the Code of Ethics, and
iii)	agree to comply with the terms of the Code of Ethics.

Acknowledgement of Amendments

PCM is required to provide all supervised persons with any amendments to the Code of Ethics and all supervised persons must submit a Code of Ethics Acknowledgement Form to acknowledge that they have received, read, and understood the amendments to the Code of Ethics.

Annual Certification

All supervised persons must annually certify, using the Code of Ethics Acknowledgement Form, that they have read, understood, and complied with the Code of Ethics, that they have made all of the reports required by the Code of Ethics, and have not engaged in any prohibited conduct.

The CCO shall maintain onsite, all certifications and acknowledgements of compliance submitted by supervised persons for a period of five years from the end of the calendar year in which the certification or acknowledgement was made.

The CCO reviews the personal securities trading and holdings of all supervised persons with the exception of his/her own personal securities trading and holdings, which are reviewed by John D’Angelo, Principal and/or Harumi Aoto, Principal. In the event a violation of PCM’s code of ethics relating to personal securities trading is identified, they may lead to disciplinary action up to and including termination of employment.

Annual Report to Board of the Reportable Fund(s)

On at least an annual basis, the CCO shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information to the Board of the Reportable Fund(s) via the Trust's Chief Compliance Officer (unless otherwise instructed). On an annual basis, PCM shall certify to the Board of the Reportable Fund(s) that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics. Typically, the timing and format of all such reports shall be subject to the discretion of the Board of the Reportable Fund(s).

Record Maintenance

The CCO or his/her designee shall maintain or cause to be maintained in a readily accessible place the following records:

1.	A copy of all Codes of Ethics adopted by the firm that have been in effect during the past five years;
2.	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
3.	A record of compliance certifications for each Access Person for the last five years;
4.	A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act;
5.
A copy of each report made by an Access Person, as required by this Code, including any information provided in lieu of the reports, for at least five years after the end of the fiscal year in which the report is made or the information provided;

6.	A list of all persons who are, or within the preceding five years have been, Access Persons or who are or were responsible for reviewing reports submitted by Access Persons.
7.	A copy of each report provided to the Board of the Reportable Funds pursuant to this Code, for at least five years after the end of the fiscal year in which it is made; and
8.
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of IPOs or Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.